Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES	1625 Eye Street, NW Washington, D.C. 20006-4001 TELEPHONE (202) 383-5300 FACSIMILE (202) 383-5414 www.omm.com	NEWPORT BEACH NEW YORK SAN FRANCISCO SHANGHAI SILICON VALLEY TOKYO

February 27, 2012 Solarwinds, Inc. 3711 South MoPac Expressway Austin, Texas 78746		OUR FILE NUMBER 811,448-001 WRITER’S DIRECT DIAL (202) 383-5149 WRITER’S E-MAIL ADDRESS rplesnarski@omm.com

Re:	Registration of Securities of SolarWinds, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 1,700,000 shares of Common Stock of SolarWinds, Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S–8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Solarwinds, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company that we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	the Shares have been duly authorized by all necessary corporate action on the part of the Company; and

(2)	when issued in accordance with such authorization, the provisions of the 2008 Plan, and relevant agreements duly authorized by and in accordance with the terms of the 2008 Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the 2008 Plan and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book–entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non–assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP